Exhibit 99.1

Brookdale Announces First Quarter 2018 Results

Nashville, Tenn. May 7, 2018 - Brookdale Senior Living Inc. (NYSE: BKD) ("Brookdale" or the "Company") announced results for the quarter ended March 31, 2018.

First Quarter 2018 Highlights:

•	Same community Revenue per Occupied Unit (RevPOR) sequentially increased 2.5% from the fourth quarter of 2017.

•	Total liquidity, including line of credit availability, was $868.2 million, which was more than double the March 31, 2017 amount of $426.7 million.

•
The Company made progress on the multi-part agreement with HCP, Inc. ("HCP"), completing the sale of its 10% ownership interest in the remaining unconsolidated RIDEA venture, terminating management agreements on 10 communities, and acquiring one community. Subsequent to the quarter end, the Company completed the acquisition of the five remaining communities.

•	Subsequent to the quarter end, the Company entered into definitive agreements to restructure a portfolio of 128 communities leased from Ventas, Inc. (“Ventas”).

Lucinda ("Cindy") Baier, Brookdale's President and CEO, said "Brookdale is making the necessary investments for our future success.  We plan to return to our strong foundation where we will differentiate ourselves based on caring associates who create passionate advocates and generate referrals. It is about winning LOCALLY, while leveraging industry-leading scale and experience.  While our financial results reflect that we are a smaller company as a result of our portfolio optimization initiative and operating in a difficult competitive environment, we are making progress on our turnaround strategy."

The Company reported net loss of $457.2 million for the first quarter of 2018 compared to net loss of $126.4 million for the first quarter of 2017. First quarter 2018 net cash provided by operating activities was $38.0 million compared with $66.8 million for the first quarter of 2017. Adjusted EBITDA was $130.0 million for the first quarter of 2018 compared to $198.3 million for the first quarter of 2017.  Excluding transaction and organizational restructuring costs of $17.2 million, Adjusted EBITDA for the first quarter of 2018 was $147.2 million. Adjusted Free Cash Flow for the first quarter of 2018 was $5.5 million compared to $63.5 million for the first quarter of 2017. Brookdale's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures for the first quarter of 2018 was $5.8 million compared to $8.8 million for the first quarter of 2017. Adjusted EBITDA and Adjusted Free Cash Flow are financial measures not calculated in accordance with GAAP.  See "Reconciliation of Non-GAAP Financial Measures" below for the Company's definitions of such financial measures, reconciliations of such measures to their most comparable GAAP financial measures and other important information regarding the use of the Company's non-GAAP financial measures.

First Quarter Financial Results

Total revenue for the first quarter of 2018 was $1.19 billion compared to $1.22 billion for the prior year period. Resident fees were $906.3 million for the first quarter of 2018, a decrease of 10.9% from the first quarter of 2017.  The decrease in resident fees was primarily a result of the disposition of 111 communities (10,635 units) through asset sales and lease terminations since January 1, 2017. First quarter RevPAR for the consolidated senior housing portfolio was $3,983, an increase of 1.6% from the first quarter of 2017, driven by a year-over-year increase in RevPOR of 2.6%, which was partially offset by a decrease in weighted average unit occupancy of 90 basis points. See "Definitions of RevPAR and RevPOR" below for the Company's definitions of such terms.

Facility operating expenses for the first quarter of 2018 were $632.3 million, a decrease of 6.3% from the first quarter of 2017.  The decrease in facility operating expenses was primarily due to disposition activity, through asset sales and lease terminations. Combined segment operating margin was 31.6% for the first quarter of 2018 versus 34.7% for the first quarter of 2017.

Net loss for the first quarter of 2018 was $457.2 million, versus a net loss of $126.4 million for the first quarter of 2017. Net loss for the first quarter of 2018 included $430.4 million of non-cash impairment expense, primarily including impairment charges of $351.7 million for goodwill within the Assisted Living segment and $40.8 million for property, plant and equipment and leasehold intangibles for certain communities, primarily in the Assisted Living segment.

1 of 15

Weighted average shares outstanding were 186.9 million for the first quarter of 2018 compared with weighted average shares outstanding of 185.7 million for the prior year quarter.

Net cash provided by operating activities for the first quarter of 2018 was $38.0 million, a decrease of $28.8 million, or 43.1%, compared with the first quarter of 2017, driven primarily by an increase in same community operating expenses.

Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted Free Cash Flow are financial measures that are not calculated in accordance with GAAP.  The Company strongly urges you to review the information under "Reconciliation of Non-GAAP Financial Measures" below for the Company's definitions of each of these non-GAAP financial measures, a detailed description of why the Company believes such measures are useful, the limitations of each measure, and a reconciliation of Adjusted EBITDA from the Company's net income (loss), a reconciliation of the Company's Adjusted Free Cash Flow from the Company's net cash provided by (used in) operating activities, and a reconciliation of the Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures from such ventures' net cash provided by (used in) operating activities. As further described under "Reconciliation of Non-GAAP Financial Measures", the Company did not change its definition and calculation of Adjusted Free Cash Flow when it adopted ASU 2016-15, Statement of Cash Flows - Classification of Certain Cash Receipts and Cash Payments on January 1, 2018. Prior period amounts of Adjusted Free Cash Flow presented herein have been recast to conform to the new presentation of cash flows.

Adjusted EBITDA decreased 34.4% to $130.0 million for the first quarter of 2018, compared to $198.3 million for the first quarter of 2017. Excluding transaction and organizational restructuring costs of $17.2 million for the first quarter of 2018 and transaction and strategic project costs of $7.7 million for the first quarter of 2017, Adjusted EBITDA for the first quarter of 2018 was $147.2 million, compared to $206.0 million for the first quarter of 2017. The decrease in Adjusted EBITDA was primarily driven by an increase in same community operating expenses and disposition activity, through asset sales and lease terminations, since the beginning of the prior year period. Additionally, increases in community labor expenses and insurance expense at the communities operated during both full periods contributed to the decline in Adjusted EBITDA.

The Company's Adjusted Free Cash Flow for the first quarter of 2018 decreased $58.0 million to $5.5 million compared to $63.5 million for the first quarter of 2017. The Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures was $5.8 million for the first quarter of 2018 compared with $8.8 million for the prior year period.

Operating Activities

The Company reports information on five segments.  Three segments (Retirement Centers, Assisted Living and CCRCs-Rental) constitute the Company's consolidated senior housing portfolio.  The Ancillary Services segment includes the Company's home health, hospice and outpatient therapy services.  The Management Services segment includes the services provided to unconsolidated communities that are operated under management agreements.

Senior Housing

Revenue for the consolidated senior housing portfolio was $795.7 million for the first quarter of 2018, a decrease of 12.1% from the first quarter of 2017. Facility operating expenses were $530.1 million for the first quarter of 2018, a decrease of 8.3% from the first quarter of 2017. Operating income for the consolidated senior housing portfolio decreased by 18.7% from the first quarter of 2017, to $265.6 million for the first quarter of 2018.  The decrease in operating income during the three months ended March 31, 2018 was primarily due to disposition activity, through asset sales and lease terminations, of 111 communities (10,635 units) since the beginning of the prior year period. RevPAR increased 2.0% sequentially for the first quarter of 2018 compared to the fourth quarter of 2017.

Same community revenue for the consolidated senior housing portfolio for the first quarter of 2018 decreased 0.6% from the corresponding period in 2017.  Same community RevPAR decreased 0.6% in the first quarter of 2018 from the first quarter of 2017, driven by a decline in weighted average unit occupancy of 130 basis points, which was partially offset by an increase in same community RevPOR of 1.0%. Same community facility operating expenses for the first quarter of 2018 increased by 5.8% over the first quarter of 2017, driven primarily by an increase in community labor expenses arising from wage rate increases. As a result, same community operating income for the consolidated senior housing portfolio for the first quarter of 2018 decreased by 11.2% from the first quarter of 2017, to $257.8 million. Same community weighted average unit occupancy for the consolidated senior housing portfolio decreased 90 basis points to 84.8% sequentially from the fourth quarter of 2017. Same community revenue increased 1.4% sequentially from the fourth quarter of 2017, contributing to a 2.0% sequential increase in same community operating income.

2 of 15

Brookdale Ancillary Services

Revenue for the Company's ancillary services segment decreased $1.5 million, or 1.3%, to $110.5 million for the first quarter of 2018 compared to the prior year first quarter. Facility operating expenses for the first quarter of 2018 increased $5.9 million, or 6.1%, over the first quarter of 2017, primarily due to increases in salaries and wages for the expansion of our hospice services. As a result, ancillary services operating income for the first quarter of 2018 was $8.3 million, a decrease of 46.8% versus the first quarter of 2017, with operating margin decreasing to 7.5% from 14.0% for the first quarter of 2017. The decrease in ancillary services operating income was primarily driven by increases in salaries and wages for the expansion of our hospice services and a decline in volume for our home health visits.

Liquidity

Total liquidity for the Company was $868.2 million at March 31, 2018, a decrease of $4.4 million from December 31, 2017.  Liquidity at March 31, 2018 included $335.4 million of unrestricted cash and cash equivalents, $174.6 million of marketable securities, and $358.2 million of availability on the Company's secured credit facility.

As of March 31, 2018, the current portion of long-term debt includes the $313.6 million carrying amount of the Company's 2.75% convertible senior notes due June 15, 2018. The Company estimates that it will have sufficient liquidity, and intends, to settle the outstanding principal amount of $316.3 million of the convertible notes in cash at maturity.

Transaction Update

Ventas Lease Portfolio Restructuring

Subsequent to the end of the quarter, the Company entered into definitive agreements to restructure a portfolio of 128 communities leased from Ventas, as further described in the press release issued on April 27, 2018. The agreements simplify the Company’s portfolio with Ventas by providing a uniform term through December 31, 2025, with two 10-year extension options available to the Company. The lease agreements contain a uniform annual rent escalator equal to the lesser of 2.25% or four times CPI, commencing January 1, 2019. The Company will receive annual rent credits over the term of the leases, including $13 million through 2019. At the Company’s option, the Company may terminate its leasehold interests for certain communities with annual base rent aggregating up to approximately $30 million upon sale by Ventas.

Previously Announced Transactions with HCP

The Company has continued to make progress on transactions with HCP announced in November 2017. As announced in November 2017, the Company amended and restated triple-net leases covering substantially all of the communities leased from HCP into a Master Lease and entered into a definitive agreement with HCP for a multi-part transaction.

In the first quarter of 2018, the Company acquired one community and sold its ownership interest in the second of the unconsolidated RIDEA ventures with HCP and HCP terminated management agreements on 10 communities. Subsequent to the quarter end, the Company completed its acquisition of the remaining five communities from HCP and terminations of leases on four communities were completed. The Company financed the community acquisitions with non-recourse mortgage financing and the proceeds from the sales of its ownership interest in the unconsolidated ventures.

Brookdale expects the remaining terminations of its triple-net leases on 29 communities and management agreements on 27 communities to occur in stages throughout 2018. The closings of the various transactions are subject to the satisfaction of various closing conditions, including (where applicable) the receipt of regulatory approvals. However, there can be no assurance that the transactions will close or, if they do, when the actual closings will occur.

Dispositions of Owned Communities and Assets Held for Sale

During the three months ended March 31, 2018, the Company completed the sale of three communities for net cash proceeds of $12.8 million. As of March 31, 2018, 14 communities (1,272 units) were classified as assets held for sale with a carrying value of $88.5 million, and $30.0 million of associated mortgage debt, which is included in the current portion of long-term debt.  The sales of the 14 communities held for sale are subject to receipt of various conditions, including the receipt of regulatory approvals and satisfaction of other customary closing conditions, and are expected to occur during 2018; however, there can be no assurance that the transactions will close or, if they do, when the actual closings will occur.

3 of 15

2018 Outlook

For the full year 2018, the Company is providing the following guidance:

(in millions)	Full Year 2018 Guidance
Adjusted EBITDA, excluding transaction and organizational restructuring costs	$545	to	$575

Adjusted Free Cash Flow	$10	to	$30

The Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures	$10	to	$20

The Company expects its consolidated full-year 2018 non-development capital expenditures to be in a range of $170 million to $180 million (net of lessor reimbursements), of which up to $25 million is related to remediation of communities resulting from the 2017 hurricanes and the acquisition of emergency power generators at certain Florida communities in response to Florida legislation adopted in March 2018.  Transaction and organizational restructuring costs are expected to be approximately $40 million for the full year 2018. The foregoing guidance includes the impact of transactions closed prior to the date hereof and the expected impact of the Company’s plans to dispose of 14 communities classified as held for sale as of March 31, 2018, plans to market in 2018 and sell approximately 30 communities, expected lease terminations with respect to 29 communities, and expected terminations of management agreements with respect to 27 communities, and such expectations are based on the Company’s estimates regarding the timing of the closings of such transactions. Except for the foregoing transactions, the Company’s guidance excludes the impact of any future acquisition or disposition activity. Reconciliations of the non-GAAP financial measures included in the foregoing guidance to the most comparable GAAP financial measures are not available without unreasonable effort due to the inherent difficulty in forecasting the timing or amounts of items required to reconcile Adjusted EBITDA, Adjusted Free Cash Flow and the Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures from the Company's net income (loss), the Company's net cash provided by (used in) operating activities and the unconsolidated ventures' net cash provided by (used in) operating activities, as applicable. Variability in the timing or amounts of items required to reconcile each measure may have a significant impact on the Company's future GAAP results.

Supplemental Information

The Company will post on the Investor Relations section of the Company's website at www.brookdale.com supplemental information relating to the Company's first quarter 2018 results.  This information will also be furnished in a Form 8-K to be filed with the SEC. An updated Investor Presentation will also be posted.

Earnings Conference Call

Brookdale's management will conduct a conference call to review the financial results of its first quarter ended March 31, 2018 on May 8, 2018 at 9:00 AM ET.  The conference call can be accessed by dialing (866) 900-2996 (from within the U.S.) or (706) 643-2685 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the "Brookdale Senior Living First Quarter Earnings Call."

A webcast of the conference call will be available to the public on a listen-only basis at www.brookdale.com.  Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.  A replay of the webcast will be available through the website.

For those who cannot listen to the live call, a replay will be available until 11:59 PM ET on May 22, 2018 by dialing (855) 859-2056 (from within the U.S.) or (404) 537-3406 (from outside of the U.S.) and referencing access code "4899685".  A copy of this earnings release is posted on the Investor Relations page of the Brookdale website (www.brookdale.com).

About Brookdale Senior Living

Brookdale Senior Living Inc. is the leading operator of senior living communities throughout the United States.  The Company is committed to providing senior living solutions primarily within properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Brookdale operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with approximately 1,010 communities in 46 states and the ability to serve approximately 99,000 residents as of March 31, 2018.  Through its ancillary services program, the Company

4 of 15

also offers a range of home health, hospice and outpatient therapy services.  Brookdale's stock is traded on the New York Stock Exchange under the ticker symbol BKD.

Definitions of RevPAR and RevPOR

RevPAR, or average monthly senior housing resident fee revenues per available unit, is defined by the Company as resident fee revenues, excluding Brookdale Ancillary Services segment revenue and entrance fee amortization, for the corresponding portfolio for the period, divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.

RevPOR, or average monthly senior housing resident fee revenues per occupied unit, is defined by the Company as resident fee revenues, excluding Brookdale Ancillary Services segment revenue and entrance fee amortization, for the corresponding portfolio for the period, divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.

Safe Harbor

Certain statements in this press release and the associated earnings conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to our redefined strategy, including initiatives undertaken to execute on our strategic priorities and their intended effect on our results; our operational, sales, marketing and branding initiatives; our expectations regarding the economy, the senior living industry, senior housing construction, supply and competition, occupancy and pricing and the demand for senior housing; our expectations regarding our revenue, cash flow, operating income, expenses, capital expenditures, including expected levels and reimbursements and the timing thereof, expansion, redevelopment and repositioning opportunities, including Program Max opportunities, and their projected costs, cost savings and synergies, and our liquidity and leverage; our plans and expectations with respect to acquisition, disposition, development, lease restructuring and termination, financing, re-financing and venture transactions and opportunities (including assets held for sale, the pending transactions with HCP, Inc. and our plans to market in 2018 and sell approximately 30 owned communities), including the timing thereof and their effects on our results; our expectations regarding taxes, capital deployment and returns on invested capital, Adjusted EBITDA and Adjusted Free Cash Flow (as those terms are defined herein); our expectations regarding returns to stockholders, our share repurchase program and the payment of dividends; our ability to secure financing or repay, replace or extend existing debt at or prior to maturity; our ability to remain in compliance with all of our debt and lease agreements (including the financial covenants contained therein); our expectations regarding changes in government reimbursement programs and their effect on our results; our plans to expand our offering of ancillary services; and our ability to anticipate, manage and address industry trends and their effect on our business. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "could," "would," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "project," "predict," "continue," "plan," "target" or other similar words or expressions. These forward-looking statements are based on certain assumptions and expectations, and our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the risk associated with the current global economic situation and its impact upon capital markets and liquidity; changes in governmental reimbursement programs; the risk of overbuilding, new supply and new competition; our inability to extend (or refinance) debt (including our credit and letter of credit facilities and our outstanding convertible notes) as it matures; the risk that we may not be able to satisfy the conditions precedent to exercising the extension options associated with certain of our debt agreements; events which adversely affect the ability of seniors to afford our resident fees or entrance fees; the conditions of housing markets in certain geographic areas; our ability to generate sufficient cash flow to cover required interest and long-term lease payments and to fund our planned capital projects; risks related to the implementation of our redefined strategy, including initiatives undertaken to execute on our strategic priorities and their effect on our results; the effect of our indebtedness and long-term leases on our liquidity; the effect of our non-compliance with any of our debt or lease agreements (including the financial covenants contained therein) and the risk of lenders or lessors declaring a cross default in the event of our non-compliance with any such agreements; the risk of loss of property pursuant to our mortgage debt and long-term lease obligations; the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us; our determination from time to time to purchase any shares under our share repurchase program; our ability to fund any repurchases; our ability to effectively manage our growth; our ability to maintain consistent quality control; delays in obtaining regulatory approvals; the risk that we may not be able to expand, redevelop and reposition our communities in accordance with our plans; our ability to complete acquisition, disposition, lease restructuring and termination,

5 of 15

financing, re-financing and venture transactions (including assets held for sale, the pending transactions with HCP, Inc. and our plans to market in 2018 and sell approximately 30 owned communities) on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of closing, and our ability to identify and pursue any such opportunities in the future; our ability to successfully integrate acquisitions; competition for the acquisition of assets; our ability to obtain additional capital on terms acceptable to us; a decrease in the overall demand for senior housing; our vulnerability to economic downturns; acts of nature in certain geographic areas; terminations of our resident agreements and vacancies in the living spaces we lease; early terminations or non-renewal of management agreements; increased competition for skilled personnel; increased wage pressure and union activity; departure of our key officers and potential disruption caused by changes in management; increases in market interest rates; environmental contamination at any of our communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against us; the cost and difficulty of complying with increasing and evolving regulation; unanticipated costs to comply with legislative or regulatory developments, including requirements to obtain emergency power generators for our communities; as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission, including those contained in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this press release and/or associated earnings call. We cannot guarantee future results, levels of activity, performance or achievements, and we expressly disclaim any obligation to release publicly any updates or revisions to any of these forward-looking statements to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

6 of 15

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
(in thousands, except per share data)	2018	2017
Revenue
Resident fees	$906,266	$1,016,927
Management fees	18,681	15,894
Reimbursed costs incurred on behalf of managed communities	262,287	183,945
Total revenue	1,187,234	1,216,766

Expense
Facility operating expense (excluding depreciation and amortization of $103,168 and $114,879, respectively)	632,325	674,542
General and administrative expense (including non-cash stock-based compensation expense of $8,406 and $7,774, respectively)	76,710	65,560
Transaction costs	4,725	7,593
Facility lease expense	80,400	88,807
Depreciation and amortization	114,255	127,487
Goodwill and asset impairment	430,363	20,706
Costs incurred on behalf of managed communities	262,287	183,945
Total operating expense	1,601,065	1,168,640
Income (loss) from operations	(413,831)	48,126

Interest income	2,983	631
Interest expense:
Debt	(45,727)	(40,573)
Capital and financing lease obligations	(22,931)	(49,859)
Amortization of deferred financing costs and debt premium (discount)	(3,956)	(2,591)
Change in fair value of derivatives	74	(46)
Debt modification and extinguishment costs	(35)	(61)
Equity in (loss) earnings of unconsolidated ventures	(4,243)	981
Gain (loss) on sale of assets, net	43,431	(603)
Other non-operating income	2,586	1,662
Income (loss) before income taxes	(441,649)	(42,333)
Provision for income taxes	(15,585)	(84,028)
Net income (loss)	(457,234)	(126,361)
Net (income) loss attributable to noncontrolling interest	46	57
Net income (loss) attributable to Brookdale Senior Living Inc. common stockholders	$(457,188)	$(126,304)

Basic and diluted net income (loss) per share attributable to Brookdale Senior Living Inc. common stockholders	$(2.45)	$(0.68)

Weighted average shares used in computing basic and diluted net income (loss) per share	186,880	185,689

7 of 15

Condensed Consolidated Balance Sheets

(in thousands)	March 31, 2018	December 31, 2017
Cash and cash equivalents	$335,412	$222,647
Marketable securities	174,649	291,796
Cash and escrow deposits – restricted	32,393	37,189
Accounts receivable, net	125,473	128,961
Assets held for sale	88,505	106,435
Prepaid expenses and other current assets, net	135,639	114,844
Total current assets	892,071	901,872
Property, plant and equipment and leasehold intangibles, net	5,775,496	5,852,145
Other assets, net	519,861	921,432
Total assets	$7,187,428	$7,675,449

Current liabilities	$1,064,305	$1,095,776
Long-term debt, less current portion	3,342,840	3,375,324
Capital and financing lease obligations, less current portion	1,187,549	1,164,466
Other liabilities	513,173	509,592
Total liabilities	6,107,867	6,145,158
Total Brookdale Senior Living Inc. stockholders' equity	1,080,044	1,530,728
Noncontrolling interest	(483)	(437)
Total equity	1,079,561	1,530,291
Total liabilities and equity	$7,187,428	$7,675,449

8 of 15

Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
(in thousands)	2018	2017
Cash Flows from Operating Activities
Net income (loss)	$(457,234)	$(126,361)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Debt modification and extinguishment costs	35	61
Depreciation and amortization, net	118,211	130,078
Goodwill and asset impairment	430,363	20,706
Equity in loss (earnings) of unconsolidated ventures	4,243	(981)
Distributions from unconsolidated ventures from cumulative share of net earnings	408	439
Amortization of deferred gain	(1,090)	(1,093)
Amortization of entrance fees	(501)	(1,198)
Proceeds from deferred entrance fee revenue	1,109	1,927
Deferred income tax provision	15,037	83,310
Straight-line lease (income) expense	(6,165)	(3,007)
Change in fair value of derivatives	(74)	46
(Gain) loss on sale of assets, net	(43,431)	603
Non-cash stock-based compensation expense	8,406	7,774
Non-cash interest expense on financing lease obligations	3,383	6,156
Amortization of (above) below market lease, net	(1,938)	(1,697)
Non-cash management contract termination fee	(2,242)	—
Other	(156)	(1,398)
Changes in operating assets and liabilities:
Accounts receivable, net	3,488	3,556
Prepaid expenses and other assets, net	(24,807)	(8,630)
Accounts payable and accrued expenses	(21,370)	(51,627)
Tenant refundable fees and security deposits	(137)	(297)
Deferred revenue	12,426	8,406
Net cash provided by operating activities	37,964	66,773
Cash Flows from Investing Activities
Change in lease security deposits and lease acquisition deposits, net	(2,015)	(420)
Sale of marketable securities, net	118,273	—
Additions to property, plant and equipment and leasehold intangibles, net	(66,592)	(48,928)
Acquisition of assets, net of related payables and cash received	(27,330)	—
Investment in unconsolidated ventures	(8,434)	(185,971)
Distributions received from unconsolidated ventures	2,037	1,807
Proceeds from sale of assets, net	75,060	31,675
Property insurance proceeds	156	1,398
Other	—	696
Net cash provided by (used in) investing activities	91,155	(199,743)

9 of 15

Cash Flows from Financing Activities
Proceeds from debt	30,168	34,455
Repayment of debt and capital and financing lease obligations	(44,001)	(52,273)
Payment of financing costs, net of related payables	(248)	(328)
Proceeds from refundable entrance fees, net of refunds	223	(902)
Payments of employee taxes for withheld shares	(2,618)	(5,112)
Other	372	599
Net cash used in financing activities	(16,104)	(23,561)
Net increase (decrease) in cash and cash equivalents and restricted cash and escrow deposits	113,015	(156,531)
Cash and cash equivalents and restricted cash and escrow deposits at beginning of period	282,546	277,322
Cash and cash equivalents and restricted cash and escrow deposits at end of period	$395,561	$120,791

10 of 15

Reconciliation of Non-GAAP Financial Measures

This earnings release contains financial measures utilized by management to evaluate our operating performance and liquidity that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP").  Each of these measures, Adjusted EBITDA and Adjusted Free Cash Flow, should not be considered in isolation from or as superior to or as a substitute for net income (loss), income (loss) from operations, net cash provided by (used in) operating activities, or other financial measures determined in accordance with GAAP.  We use these non-GAAP financial measures to supplement our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business.  We strongly urge you to review the reconciliations of Adjusted EBITDA from the Company's net income (loss), the Company's Adjusted Free Cash Flow from the Company's net cash provided by (used in) operating activities, and the Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures from such ventures' net cash provided by (used in) operating activities, along with our consolidated financial statements included herein.  We also strongly urge you not to rely on any single financial measure to evaluate our business.  We caution investors that amounts presented in accordance with our definitions of Adjusted EBITDA and Adjusted Free Cash Flow may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP measures in the same manner.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before: provision (benefit) for income taxes; non-operating (income) expense items; depreciation and amortization (including non-cash impairment charges); (gain) loss on sale or acquisition of communities (including gain (loss) on facility lease termination and modification); straight-line lease expense (income), net of amortization of (above) below market rents; amortization of deferred gain; non-cash stock-based compensation expense; and change in future service obligation.

We use Adjusted EBITDA to assess our overall operating performance. We believe this non-GAAP measure, as we have defined it, is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance on our day-to-day operations. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current operating goals as well as achieve optimal operating performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA provides us with a measure of operating performance, independent of items that are beyond the control of management in the short-term, such as the change in the liability for the obligation to provide future services under existing lifecare contracts, depreciation and amortization (including non-cash impairment charges), straight-line lease expense (income), taxation and interest expense associated with our capital structure. This metric measures our operating performance based on operational factors that management can impact in the short-term, namely revenues and the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics used by senior management and the board of directors to review the operating performance of the business on a regular basis. We believe that Adjusted EBITDA is also used by research analysts and investors to evaluate the performance of and value companies in our industry.

Adjusted EBITDA has limitations as an analytical tool. Material limitations in making the adjustments to our net income (loss) to calculate Adjusted EBITDA, and using this non-GAAP financial measure as compared to GAAP net income (loss), include:

•
the cash portion of interest expense, income tax (benefit) provision and non-recurring charges related to gain (loss) on sale of communities (or facility lease termination and modification) and extinguishment of debt activities generally represent charges (gains), which may significantly affect our operating results; and

•
depreciation and amortization and asset impairment represent the wear and tear and/or reduction in value of our communities and other assets, which affects the services we provide to residents and may be indicative of future needs for capital expenditures.

We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because it is helpful in identifying trends in our day-to-day performance since the items excluded have little or no significance to our day-to-day operations and it provides an assessment of our revenue and expense management.

The table below reconciles Adjusted EBITDA from net income (loss) for the three months ended March 31, 2018 and 2017:

11 of 15

	Three Months Ended March 31,
(in thousands)	2018	2017
Net income (loss)	$(457,234)	$(126,361)
Provision for income taxes	15,585	84,028
Equity in loss (earnings) of unconsolidated ventures	4,243	(981)
Debt modification and extinguishment costs	35	61
Gain on sale of assets, net	(43,431)	603
Other non-operating income	(2,586)	(1,662)
Interest expense	72,540	93,069
Interest income	(2,983)	(631)
Income (loss) from operations	(413,831)	48,126
Depreciation and amortization	114,255	127,487
Goodwill and asset impairment	430,363	20,706
Straight-line lease (income) expense	(6,165)	(3,007)
Amortization of (above) below market lease, net	(1,938)	(1,697)
Amortization of deferred gain	(1,090)	(1,093)
Non-cash stock-based compensation expense	8,406	7,774
Adjusted EBITDA (1)	$130,000	$198,296

(1)
For the three months ended March 31, 2018, the calculation of Adjusted EBITDA includes $4.7 million and $12.4 million of transaction and organizational restructuring costs, respectively. For the three months ended March 31, 2017, the calculation of Adjusted EBITDA includes $7.6 million and $0.2 million of transaction and strategic project costs, respectively. Transaction costs include third party costs directly related to acquisition and disposition activity, community financing and leasing activity, our assessment of options and alternatives to enhance stockholder value, and stockholder relations advisory matters, and are primarily comprised of legal, finance, consulting, professional fees and other third party costs. Organizational restructuring costs include those related to our efforts to reduce general and administrative expense and our senior leadership changes, including severance and retention costs. Strategic project costs include costs associated with certain strategic projects related to refining our strategy, building out enterprise-wide capabilities (including the EMR roll-out project) and reducing costs and achieving synergies by capitalizing on scale.

Adjusted Free Cash Flow

We define Adjusted Free Cash Flow as net cash provided by (used in) operating activities before: changes in operating assets and liabilities; gain (loss) on facility lease termination and modification; and distributions from unconsolidated ventures from cumulative share of net earnings; plus: proceeds from refundable entrance fees, net of refunds; and property insurance proceeds; less: lease financing debt amortization and Non-Development CapEx. Non-Development CapEx is comprised of corporate and community-level capital expenditures, including those related to maintenance, renovations, upgrades and other major building infrastructure projects for our communities. Non-Development CapEx does not include capital expenditures for community expansions and major community redevelopment and repositioning projects, including our Program Max initiative, and the development of new communities. Amounts of Non-Development CapEx are presented net of lessor reimbursements received or anticipated to be received in the calculation of Adjusted Free Cash Flow.

Our proportionate share of Adjusted Free Cash Flow of unconsolidated ventures is calculated based on our equity ownership percentage and in a manner consistent with the definition of Adjusted Free Cash Flow for our consolidated entities. Our investments in our unconsolidated ventures are accounted for under the equity method of accounting and, therefore, our proportionate share of Adjusted Free Cash Flow of unconsolidated ventures does not represent cash available to our consolidated business except to the extent it is distributed to us.

We adopted ASU 2016-15, Statement of Cash Flows - Classification of Certain Cash Receipts and Cash Payments ("ASU 2016-15") on January 1, 2018 and have applied ASU 2016-15 retrospectively for all periods presented. Among other things, ASU 2016-15 provides that debt prepayment and extinguishment costs will be classified within financing activities in the statement of cash flows. We have identified $7 thousand of cash paid for debt modification and extinguishment costs for the three months ended March 31, 2017 which we have retrospectively classified as cash flows from financing activities, resulting in a corresponding

12 of 15

increase to the amount of net cash provided by operating activities for such period. We did not change our definition of Adjusted Free Cash Flow upon our adoption of ASU 2016-15. Following our adoption of ASU 2016-15, the amount of Adjusted Free Cash Flow for the three months ended March 31, 2017 reflects an immaterial increase.

We use Adjusted Free Cash Flow to assess our overall liquidity. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial and liquidity goals as well as to achieve optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.

Adjusted Free Cash Flow measures our liquidity based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted Free Cash Flow is one of the metrics used by our senior management and board of directors (i) to review our ability to service our outstanding indebtedness, including our credit facilities, (ii) to review our ability to pay dividends to stockholders or engage in share repurchases, (iii) to review our ability to make capital expenditures, (iv) for other corporate planning purposes and/or (v) in making compensation determinations for certain of our associates (including our named executive officers).

Adjusted Free Cash Flow has limitations as an analytical tool. Material limitations in making the adjustments to our net cash provided by (used in) operating activities to calculate Adjusted Free Cash Flow, and using this non-GAAP financial measure as compared to GAAP net cash provided by (used in) operating activities, include:

•
Adjusted Free Cash Flow does not represent cash available for dividends or discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures not reflected in this measure; and

•
the cash portion of non-recurring charges related to gain (loss) on lease termination and modification and extinguishment of debt activities generally represent charges (gains), which may significantly affect our financial results.

In addition, our proportionate share of Adjusted Free Cash Flow of unconsolidated ventures has limitations as an analytical tool because such measure does not represent cash available directly for use by our consolidated business except to the extent actually distributed to us, and we do not have control, or we share control in determining, the timing and amount of distributions from our unconsolidated ventures and, therefore, we may never receive such cash.

We believe Adjusted Free Cash Flow is useful to investors because it assists their ability to meaningfully evaluate (1) our ability to service our outstanding indebtedness, including our credit facilities and capital and financing leases, (2) our ability to pay dividends to stockholders or engage in share repurchases, (3) our ability to make capital expenditures, and (4) the underlying value of our assets, including our interests in real estate.

We believe presentation of our proportionate share of Adjusted Free Cash Flow of unconsolidated ventures is useful to investors since such measure reflects the cash generated by the operating activities of the unconsolidated ventures for the reporting period and, to the extent such cash is not distributed to us, it generally represents cash used or to be used by the ventures for the repayment of debt, investing in expansions or acquisitions, reserve requirements, or other corporate uses by such ventures, and such uses reduce our potential need to make capital contributions to the ventures of our proportionate share of cash needed for such items.

13 of 15

The table below reconciles the Company's Adjusted Free Cash Flow from net cash provided by (used in) operating activities for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31,
(in thousands)	2018	2017
Net cash provided by operating activities	$37,964	$66,773
Net cash provided by (used in) investing activities	91,155	(199,743)
Net cash used in financing activities	(16,104)	(23,561)
Net increase (decrease) in cash and cash equivalents and restricted cash and escrow deposits	$113,015	$(156,531)

Net cash provided by operating activities	$37,964	$66,773
Changes in operating assets and liabilities	30,400	48,592
Proceeds from refundable entrance fees, net of refunds	223	(902)
Lease financing debt amortization	(21,114)	(17,248)
Distributions from unconsolidated ventures from cumulative share of net earnings	(408)	(439)
Non-development capital expenditures, net	(41,736)	(34,722)
Property insurance proceeds	156	1,398
Adjusted Free Cash Flow (1)	$5,485	$63,452

(1) For the three months ended March 31, 2018, the calculation of Adjusted Free Cash Flow includes $4.7 million and $12.4 million of transaction and organizational restructuring costs, respectively. For the three months ended March 31, 2017, the calculation of Adjusted Free Cash Flow includes $7.6 million and $0.2 million of transaction and strategic project costs, respectively.

The table below reconciles the Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures from net cash provided by (used in) operating activities of such unconsolidated ventures for the three months ended March 31, 2018 and 2017.  For purposes of this presentation, amounts for each line item represent the aggregate amounts of such line items for all of our unconsolidated ventures.

	Three Months Ended March 31,
(in thousands)	2018	2017
Net cash provided by operating activities	$50,262	$59,924
Net cash used in investing activities	(14,642)	(1,144,115)
Net cash (used in) provided by financing activities	(23,279)	1,145,059
Net increase in cash and cash equivalents and restricted cash and escrow deposits	$12,341	$60,868

Net cash provided by operating activities	$50,262	$59,924
Changes in operating assets and liabilities	1,119	2,086
Proceeds from refundable entrance fees, net of refunds	(6,712)	(4,365)
Non-development capital expenditures, net	(20,061)	(17,027)
Property insurance proceeds	901	393
Adjusted Free Cash Flow of unconsolidated ventures	$25,509	$41,011

Brookdale weighted average ownership percentage	22.8%	21.3%
Brookdale's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures	$5,824	$8,750

14 of 15

Contact:
Brookdale Senior Living Inc.

Investor Relations:	(615) 564-8104
Kathy MacDonald	kathy.macdonald@brookdale.com

15 of 15